Exhibit 99.1



[GRAPHIC OMITTED]                       CONTACTS:
                                        David P. Luci, Esq. (investors)
                                        Chief Financial Officer, General Counsel
                                        Bioenvision, Inc.
                                        davidluci@bioenvision.com
                                        (212) 750-6700

                                        Hugh S. Griffith (media)
                                        Chief Operating Officer
                                        Bioenvision Ltd.
                                        hughgriffith@bioenvision.com
                                        011 44 131 248 3555

                   BIOENVISION ADOPTS STOCKHOLDER RIGHTS PLAN


New York, New York (November 17, 2004)- Bioenvision (NASDAQ: BIVN) announced today that its Board of Directors has adopted a Stockholder Rights Plan under which all stockholders of record as of November 29, 2004 will receive rights to purchase shares of a new series of Preferred Stock.

The Rights Plan is designed to enable all Bioenvision stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Bioenvision. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal. The effect will be to discourage acquisitions or more than 15% of Bioenvision's Common Stock without first negotiating with the Board of Directors of Bioenvision.

The Rights will be distributed as a non-taxable dividend and will expire on November 29, 2014. Each right entitles the holder to purchase one one-hundredth of a share of newly created Series A Junior Participating Preferred Stock of Bioenvision at an exercise price of $70.00 per right. The rights will be exercisable only if a person or group becomes the beneficial owner of 15% or more of the outstanding Common Stock of Bioenvision or announces a tender offer for more than 15% of the Common Stock,.
The Rights will trade with Bioenvision's Common Stock, unless and until they are separated upon the occurrence of certain future events. Bioenvision's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person acquires 15% or more of Bioenvision's Common Stock.
Additional details of the Rights Plan may be found as an exhibit to the Company's report on Form 8-K to be filed with the Securities and Exchange Commission and will be outlined in a summary to be mailed t all stockholders following the record date.

                                      ENDS

About Bioenvision
-----------------
Bioenvision's (NASDAQ: BIVN) primary focus is the development and distribution of compounds and technologies for the treatment of cancer. Bioenvision has a broad pipeline of products for the treatment of cancer, including: clofarabine (in co-development with ILEX Oncology, Inc.), Modrenal(R) (for which Bioenvision has obtained regulatory approval for marketing in the United Kingdom for the treatment of post-menopausal breast cancer following relapse to initial hormone therapy), and other products in clinical trials. Bioenvision is also developing anti-infective technologies, including the OLIGON technology; an advanced biomaterial that has been incorporated into various FDA approved medical devices. For more information on Bioenvision please visit our Web site at www.bioenvision.com.

Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because these statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Specifically, factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and in Bioenvision's compounds under development in particular; the potential failure of Bioenvision's compounds under development to prove safe and effective for treatment of disease; uncertainties inherent in the early stage of Bioenvision's compounds under development; failure to successfully implement or complete clinical trials; failure to receive marketing clearance from regulatory agencies for our compounds under development; acquisitions, divestitures, mergers, licenses or strategic initiatives that change Bioenvision's business, structure or projections; the development of competing products; uncertainties related to Bioenvision's dependence on third parties and partners; and those risks described in Bioenvision's filings with the SEC. Bioenvision disclaims any obligation to update these forward-looking statements.



                                                                               2